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                                                                    EXHIBIT 10.7

                        INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the "Agreement") is made as of this 1st day of December, 1999 by and between Sherman L. Cruz ("Consultant"), and Saturn Electronics & Engineering, Inc., a Michigan corporation ("Saturn").

     A. Saturn desires to retain Consultant as an independent contractor to assist Saturn in the matters described in this Agreement.
     B. Consultant is willing to provide such services on the terms and conditions stated in this Agreement.

     Therefore, the parties agree as follows:



1. SERVICES. Consultant will provide services to Saturn in accordance with this Agreement. A general description of the consulting services to be performed by Consultant is set forth on Attachment 1 which is attached to this Agreement and incorporated by reference. The services shall be performed by Consultant in Orange County, California. Saturn will define the specific type and scope of assignments and the priority of Consultant's services, with Consultant reporting directly to Gene Smith, Executive Vice President of Saturn. Consultant will control all decisions on how assignments are to be performed. Consultant shall not be restricted from performing services for other businesses or individuals so long as those services do not interfere with Consultant's obligations under this Agreement.

2.   TERM; PAYMENT; TERMINATION.

 (a) Term. Unless sooner terminated in accordance with the terms of this Agreement, the term of this Agreement will be three (3) months commencing December 1, 1999 and ending February 28, 2000.

 (b) Fee and Payment Terms. Saturn will pay to Consultant $13,000/month for full-time services. Consultant will submit monthly invoices to Saturn which shall detail the number of hours of services provided the previous month and a description of the services performed during the previous month. In the event Consultant satisfactorily performs the services required under this Agreement, Saturn will pay all invoices upon receipt.

 (c) Termination. Saturn may terminate this Agreement at any time without liability if satisfactory progress toward completion of assignments is not being made, or if Saturn is otherwise not satisfied with Consultant's performance. Either Saturn or Consultant may terminate this Agreement at any time for convenience by sending the other party ten (10) days prior written notice of his or its desire to terminate. Upon termination or expiration of this Agreement, Consultant will submit to Saturn all requested reports (including all files and correspondence relating to specific projects or assignments and the items described in Section 8(c) below) and specific instructions describing unfinished activities which are required to complete any unfinished assignments. Consultant shall submit a final invoice to Saturn for all services actually performed prior to the date of termination






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     or expiration and Saturn shall pay such invoice in accordance with the terms of this Agreement.

 (d) Expenses. Consultant is an independent contractor and as such will be responsible for all of Consultant's own expenses, including, but not limited to, tools and equipment, rent, utilities, wages, salaries and benefits of Consultant, license fees, insurance and supplies; provided, however, that Saturn shall reimburse Consultant for reasonable expenses incurred for travel, meal and business expenses upon delivery of acceptable receipts in accordance with Saturn's policy on business expense reimbursements. Saturn shall also reimburse Consultant for biweekly travel expenses to and from Detroit, Michigan to Orange County, California.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant will perform all services under this Agreement as an independent contractor and not as an employee or partner of Saturn, and nothing in this Agreement or otherwise shall be deemed to create an employee/employer or agent/principal relationship. Consultant shall not have any authority to act as Saturn's legal representative or enter into any contract or make any representations or warranties on behalf of Saturn. Consultant, as an independent contractor to Saturn, is self-employed and is responsible for all taxes and other governmental charges which are levied or assessed against any payment made by Saturn to Consultant under this Agreement. Consultant acknowledges and agrees that he/she is an independent contractor of Saturn and is not entitled to any benefits provided by Saturn to its employees.

4. COMPLIANCE WITH LAWS. Consultant agrees to comply, at his own expense, with all laws, regulations, ordinances, directives and rules imposed by Federal, State and local governments or agencies, including, but not limited to, wage and hour, overtime, discrimination, and health and safety in carrying out its obligations under this Agreement.

5. INSURANCE. Consultant shall obtain and maintain such insurance coverages as Saturn may time to time reasonably request. Consultant shall also provide a certificate(s) of insurance or other documentation evidencing Consultant's insurance coverages as required pursuant to this Section 5.

6. INDEMNIFICATION. Consultant agrees to indemnify, defend and hold Saturn harmless from any and all liabilities, costs, expenses (including costs and attorney's fees) and claims for damage or injury of any nature whatsoever, whether known or unknown, which Saturn may incur, suffer, become liable for, or which may be asserted or claimed against Saturn as a result of the acts, errors or omission of Consultant, or breach of this Agreement by Consultant. This indemnity obligation shall survive the termination or expiration of this Agreement.

7.   CONFIDENTIALITY.

 (a) Use and Obligation of Confidence. In consideration of receiving Proprietary Information (defined below) from Saturn, Consultant agrees that during the term of this Agreement


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     and for a period of five (5) years following termination of this Agreement,
     Consultant shall:

         (1) hold the Proprietary Information in confidence and not disclose it to anyone (other than Saturn employees who have a need to know) unless otherwise agreed in writing by Saturn; and

         (2) use the Proprietary Information only in performing the services requested pursuant to this Agreement and for no other purpose.

     "Proprietary Information" means all information disclosed verbally, visually or in writing to Consultant, or which Consultant develops in performing services under this Agreement, relating to Saturn's and Saturn's subsidiaries' businesses, costs, business records and plans, financial and marketing data and strategies, equipment, software, components, devices, products, processes, techniques, technology, ideas, know-how, customers and suppliers.

 (b) Exceptions. Notwithstanding subsection (a) above, this Agreement shall impose no obligation upon Consultant with respect to any Proprietary Information which (1) is now or subsequently becomes publicly known or available by publication, commercial use or otherwise without breach of this Agreement by Consultant; (2) is subsequently rightfully furnished to Consultant by a third person without a restriction on disclosure; (3) was already in the possession of Consultant prior to disclosure by Saturn; or
     (4) is legally required to be disclosed.

 (c) Delivery of Information. Upon the written request of Saturn, Consultant shall promptly deliver to Saturn all written Proprietary Information furnished by Saturn and all reports, memos, research, analysis and summaries of work performed by Consultant under this Agreement, and Consultant will not retain any notes, copies, extracts or other reproductions thereof in whole or in part.

 (d) Survival of Obligations. The confidentiality and nonuse obligations of this
     Section 7 shall survive the termination or expiration of this Agreement.

 (e) Property Rights. All software programs, documentation, know-how, processes, designs, drawings, documentation, technology, ideas, concepts, techniques, inventions, developments, improvements and all other information and documentation ("Technology") developed by Consultant in carrying out the services to be provided pursuant to this Agreement shall be delivered to Saturn on completion or termination of this Agreement, and shall be the sole property of Saturn. Consultant assigns to Saturn all of its right, title and interest in all the Technology. Consultant agrees that all services and work performed for Saturn by Consultant which is eligible for copyright protection shall be a work made for hire for Saturn. Consultant agrees to provide all assistance reasonably requested by Saturn in the establishment, preservation and enforcement of Saturn's rights in the Technology, including, but not limited to, executing documents.



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8.   NONSOLICITATION. During the term of this Agreement and for twelve (12)
     months after termination or expiration of this Agreement, Consultant will not directly or indirectly solicit any of Saturn's employees for employment without the prior written consent of Saturn.

9.   GENERAL.

 (a) Assignment, Consultant shall not assign his/her rights or duties hereunder, or any interest herein, without the prior written consent of Saturn.

 (b) Integration; Amendment. This Agreement constitutes the entire agreement between the parties relating to the subject matter and no other agreement, statement, promise or practice between the parties relating to the subject matter shall be binding on the parties. This Agreement may be changed only by a written amendment signed by both parties.

 (c) Waiver. Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach or effectiveness of this Agreement, nor any part thereof, or prejudice either party as regarding any subsequent action.

 (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan. Any claim or controversy arising out of this Agreement shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Bar Association, the arbitration shall take place in the Detroit, Michigan metropolitan area, and judgment upon any award rendered by the arbitrator may be entered into any court having jurisdiction.

 (e) Attorney's Fees. In the event that any action is brought by either party as the result of a breach or a default of any provision of this Agreement, the prevailing party of such action shall be awarded reasonable attorney's fees and costs in addition to any other relief to which the party may be entitled.

 (f) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and delivered to the recipients' address, or telecopier number hereinafter set forth by any of the following methods: (i) personally delivered, (ii) forwarded by overnight air express and receipted for by the recipient or an agent of the recipient, (iii) sent by telephonic facsimile transmission, with confirmatory copies (iv) or mailed by registered or certified United States mail, postage prepaid and return receipt requested. Notice made in accordance with this Section shall be deemed delivered on receipt of delivery by hand or confirmed wire transmission; on the third business day after mailing if mailed by registered or certified United States mail; and on the next business day after mailing or deposit with an overnight courier service if delivered by express or overnight courier. Any notices or other communications required or permitted hereunder shall be addressed to the following addresses (or to such other address of a party as shall have been specified to the other parties to this Agreement by notice):





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Sherman L. Cruz
970 Golfview
Rochester Hills, MI 48307
Fax No.
       ----------

Saturn Electronics & Engineering, Inc.
255 Rex Boulevard
Auburn Hills, MI 48326
Attn.: Don Cowie
FAX No.: (248) 853-2645

 (g) Severabilily. Should any term or provision of this Agreement be held to be invalid or unenforceable, the balance of this Agreement shall remain in full force and effect and shall stand as if the unenforceable part did not exist.

10. ETHICS POLICY. Consultant acknowledges receipt of Saturn's Legal and Ethical Standards Policy and understands and agrees to abide by such policy to the extent applicable to independent consultants.

  IN WITNESS WHEREOF, Consultant and Saturn have executed this Agreement, effective as of the date written above.

                                          Consultant:


                                          /s/ Sherman L. Cruz
                                          --------------------------------------
                                          Sherman L. Cruz


                                          SATURN ELECTRONICS & ENGINEERING,
                                          INC., a Michigan corporation



                                          By: /s/ Donald J. Cowie
                                             -----------------------------------
                                             Donald J. Cowie, CFO


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                                  ATTACHMENT I

                            DESCRIPTION OF SERVICES

Consultant shall provide all services consistent with the services provided by a corporate controller, and all such other services as Saturn shall reasonably request.